Exhibit 11
                           THERMO ELECTRON CORPORATION

                        Computation Of Earnings Per Share


                                                    Three Months Ended
                                               ----------------------------
                                                  March 30,        April 1,
                                                       1996            1995
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    Computation of Fully Diluted Earnings per
      Share:

    Income:
      Net income                               $ 41,023,000    $ 29,684,000

      Add: Convertible debenture
           interest, net of tax                   6,836,000       4,304,000
                                               ------------    ------------

      Income applicable to common stock
        assuming full dilution (a)             $ 47,859,000    $ 33,988,000
                                               ------------    ------------

    Shares:
      Weighted average shares outstanding       133,635,211     122,015,515

      Add: Shares issuable from assumed
           conversion of convertible
           debentures                            39,251,282      34,221,771

           Shares issuable from assumed
           exercise of options (as
           determined by the application
           of the treasury stock method)          2,577,058       1,559,007
                                               ------------    ------------

      Weighted average shares outstanding,
        as adjusted (b)                         175,463,551     157,796,293
                                               ------------    ------------

    Fully Diluted Earnings per Share (a) / (b) $        .27    $        .22
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